Filed Pursuant To Rule 433

Registration No. 333-275079

January 11, 2024

Filed Pursuant To Rule 433

Registration No. 333-275079

January 11, 2024

Ticker: GBTC

Grayscale

Grayscale Bitcoin Trust ETF

Bitcoin investing begins here

Filed Pursuant To Rule 433

Registration No. 333-275079

January 11, 2024

Transcript

Grayscale Bitcoin Trust ETF

ETF 101

Grayscale

Thanks for clicking play. I'm Krista Lynch and I'm a director on the Grayscale ETF team. Today, we're going to be talking about how bitcoin etfs can fit into your portfolio. An ETF is an exchange-traded fund and it's a vehicle that trades on the open market throughout the day. It lets investors get access to one asset or a series of assets through one wrapper. Etfs are more efficient, but they also provide some other benefits like being more tax efficient and more transparent. So in the 1990's, the first US ETF was developed to track the S&P 500.

And that was really a novel way for investors to get exposure to all 500 stocks that are in the S&P 500 with only buying one ETF wrapper. Over the past few decades, etfs have grown tremendously, and they actually stand at over ten trillion dollars in global assets. Today, ETFs are often referred to as a foundational building block, and what that means to me is that it's a package that can fit many, many different things, so the package is the same. But what's in the package varies depending on what the investor wants. And because the package is the same, it makes it very easy to add weights, take them out, stack them, and really create a customized portfolio that is exactly what the investor wants at that point in time. So let's think about how this can work for a spot Bitcoin ETF.

First of all, what exactly does that mean? The bitcoin ETF invests directly in bitcoin, so the investor is able to get exposure to spot bitcoin through an ETF wrapper and that's similar to that package that we just discussed. So this means that an investor that wants bitcoin exposure can buy an ETF and instead of having to open a wallet, custody the bitcoin themselves and think about all these complex things, they can just buy an ETF and put it in their portfolio.

And that's going to provide them with all the benefits that we just talked about, like the tax efficiency, transparency and other benefits that come with all etfs. So if we take it one step further and think about where those building blocks will live, there's a variety of account types that investors may want to have this exposure in and just have not had the opportunity to prior to products like GBTC coming to market, and some examples of that are IRAS, 401Ks and other advantaged accounts that many investors have. Thanks so much for watching, and whether you've been an investor with us for ten years or you're new to GBTC, please feel free to reach out. We love to talk about it and we love to hear from you. You can reach out to us at info@grayscale.com.

Filed Pursuant To Rule 433

Registration No. 333-275079

January 11, 2024

*Based on AUM as of 12.31.23.

Grayscale Bitcoin Trust (BTC) (the “Trust”) has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Trust has filed with the SEC for more complete information about the Trust and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Trust or any authorized participant will arrange to send you the prospectus (when available) if you request it by calling (833) 903 - 2211 or by contacting Foreside Fund Services, LLC, Three Canal Plaza, Suite 100, Portland, Maine 04101.

An investment in the Trust involves risks, including possible loss of principal. The Trust holds Bitcoins; however, an investment in the Trust is not a direct investment in Bitcoin. As a non-diversified and single industry fund, the value of the shares may fluctuate more than shares invested in a broader range of industries. Extreme volatility, regulatory changes, and exposure to digital asset exchanges may impact the value of Bitcoin, and consequently the value of the Trust.